Exhibit 99.8

Execution Version

Dated the 25th day of November 2015

(1) SKILLGREAT LIMITED

(the “Issuer”)

(2) VANTAGE GLOBAL HOLDINGS LTD

(“Vantage”)

(3) URANUS CONNECTION LIMITED

(the “Investor”)

AND

(4) YU DONG (于冬)
(the “Founder”)

LOAN AGREEMENT

THIS AGREEMENT is made on the 25th day of November 2015

AMONG:

(1)	SKILLGREAT LIMITED, a company incorporated with limited liability under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Issuer”), which is wholly owned by Vantage (as defined below);

(2)	VANTAGE GLOBAL HOLDINGS LTD, a company incorporated with limited liability under the laws of the British Virgin Islands with its registered office at Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“Vantage”), which is wholly owned by Yu Dong;

(3)	URANUS CONNECTION LIMITED, a company incorporated with limited liability under the laws of the British Virgin Islands with its registered office at NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands (the “Investor”); and

(4)	YU DONG (于冬), whose address is at Room 1, Floor 10, Building 14, Dongdaqiao Road, Chaoyang District, Beijing, P.R.C. (the “Founder”).

(The above parties are hereinafter known collectively as the “Parties” and individually as a “Party”.)

RECITALS:

(A)	The Issuer and the Founder are parties to the Consortium Agreement, pursuant to which the Issuer and the Founder agreed to participate in and implement the Acquisition Transaction, on the terms and subject to the conditions set forth in the Consortium Agreement.

(B)	The Investor wishes to subscribe for the Note (defined below) and the Issuer is willing to issue the Note to the Investor in accordance with and subject to the terms herein.

(C)	The Issuer shall use the proceeds from the issuance of the Note for the sole purpose of financing the Acquisition Transaction.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the recitals):

“ADSs”	means American depositary shares;

“Acquisition Closing”	has the meaning given to the term “Closing” in the Consortium Agreement;

“Acquisition Transaction”	has the meaning given to the term “Transaction” in the Consortium Agreement;

“Affiliate”	means, in respect of a person, any person that directly or indirectly Controls, is Controlled by, or is under common Control with such person;

“Bona Film”	means Bona Film Group Limited, a company incorporated in the Cayman Islands with limited liability, the ADSs of which are listed on the NASDAQ Stock Market LLC (ticker: BONA);

“Bona Shares”	means ordinary shares of Bona Film, par value of US$0.0005 each;

“Business Day”	means a day (other than a Saturday or Sunday or public holiday) on which banks are generally open for normal business in Hong Kong and the PRC;

“Closing”	means completion of the Subscription in accordance with Clause 5;

“Closing Date”	has the meaning given to it in Clause 5.2;

“Competitor”	means any person whose principal business is engaged in film distribution, film investment and production, talent agency or movie theatre business;

“Confidential Terms”	has the meaning given to it in Clause 8.1;

“Consortium Agreement”	means the Consortium Agreement, dated as of June 12, 2015, by and among the Issuer, the Founder, and certain other parties thereto (as the same may be amended or supplemented from time to time, subject to the terms hereof);

“Control”	of a person means (i) ownership of more than 50% of the shares in issue or other existing interest or registered capital of such person or (ii) the power to direct the management or policies of such person, whether through the ownership of more than 50% of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person through contractual arrangements or otherwise;

“Covenantors”	means, collectively, the Founder, Vantage and the Issuer, and “Covenantor” means any of them;

“Deed of Adherence”	means the deed of adherence to be entered into by a permitted transferee of the Investor who is not already a party to this Agreement in substantially the form set out in Exhibit 1 of this Agreement;

“Encumbrance”	means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third-party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“Governmental Authority”

means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, including any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal and any self-regulatory organization; and the governing body of any securities exchange, in each case having competent jurisdiction;

“Holdco”	has the meaning given to it in the Consortium Agreement;

“Holdco Shares”	means the ordinary shares of Holdco;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Investment Agreement”

means the investment agreement dated October 19, 2015 entered into between the Issuer, the Founder and the Investor pursuant to which the Issuer issued (i) the Loan Note (as defined in the Investment Agreement); and (ii) the Exchangeable Note (as defined in the Investment Agreement) to the Investor;

“Joint Control Account”

means an account of the Issuer maintained with East West Bank and jointly controlled by the Issuer and the Investor, such that no payment shall be made from such account without the consent of both of the Issuer and the Investor through their respective designated signatories;

“Note”	means the 9.25 per cent. coupon secured and guaranteed loan note in a principal amount equal to the Principal Amount to be issued by the Issuer pursuant to this Agreement, subject to and in accordance with the Note Conditions;

“Long-stop Date”	means the first anniversary of the Closing Date or such later date as the Investor and the Issuer may agree in writing from time to time;

“Merger Agreement”	has the meaning given to it in the Consortium Agreement;

“Note Certificate”	means a certificate, substantially in the form set out in Schedule 2, issued in the name of the holder of the Note and includes any replacement Note Certificate issued pursuant to the Note Conditions;

“Note Conditions”	means the conditions of the Note and the annexes attached thereto, in substantially the form set out in Schedule 2;

“Note Security Documents”	means, collectively, the Share Charge and each other document required to be executed by the Covenantor under or in connection with the Share Charge; and a “Note Security Document” means any of them;

“Obligor”	means each party to a Transaction Document (other than the Investor);

“Parties”	means the named parties to this Agreement and their respective successors, permitted assigns and legal personal representatives and “Party” means any of them;

“Pledged Share”	means the Bona Shares pledged to the Investor to secure the Issuer’s obligations under the Note, which shall initially consist of 3,564,257 Bona Shares;

“PRC”	means the People’s Republic of China, excluding for the purpose hereof, Hong Kong, the Macau Special Administrative Region and Taiwan;

“Principal Amount”	means US$97,660,641.80, representing an amount equal to the product of (i) 3,564,257 and (ii) US$27.4;

“Securities”	has the meaning given to it in Recital (A);

“Share Charge”	means the share charge to be executed and delivered by the Issuer in respect of the Pledged Shares in favor of the Investor, substantially in the form set out in Schedule 3;

“Subscription”	means the subscription of the Note under this Agreement;

“Surviving Company”	has the meaning given to it in the Consortium Agreement;

“Surviving Provisions”	means Clause 1 (Interpretation), Clause 8 (Confidentiality and Non-Disclosure), Clause 11 (Notices), Clause 12 (Costs) and Clause 15 (Governing law and dispute resolution);

“Transaction Documents”	means collectively, (i) this Agreement; (ii) the Note Certificate and the Note Conditions; (iii) the Note Security Documents; and (iv) any other document designated as such by the Investor and the Issuer from time to time;

“Transfer”	means, directly or indirectly, sell, assign, transfer, pledge, mortgage, encumber or otherwise dispose of, through one or a series of transactions;

“Warranties”	means the representations and warranties on the part of the Covenantors as set out in Clause 4 and Schedule 1; and

“US$”	means the United States dollar, the lawful currency of the United States of America.

1.2	In this Agreement:

(A)	references to a person include any individual, firm, company, government, state or agency of a state or any association, trust, joint venture, consortium, partnership (whether or not having separate legal personality), a body corporate and an unincorporated association of persons;

(B)	references to an individual include his estate and personal representatives;

(C)	references to a Party include references to its successors, permitted assigns and legal personal representatives (immediate or otherwise);

(D)	unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender;

(E)	references herein to Clauses, Recitals, Schedules and Exhibits are to clauses and recitals of, and schedules and exhibits to, this Agreement; and all Recitals and Schedules form an integral part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes the Recitals and the Schedules;

(F)	references to a “Transaction Document” or other agreement or instrument are references to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated; and

(G)	references to the “the knowledge” of a person are deemed to include knowledge, information, belief or awareness which that person would have if that person had made all due and proper enquiries.

1.3	In this Agreement, any reference, express or implied, to an enactment includes references to:

(A)	that enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after the signature of this Agreement);

(B)	any enactment which that enactment re-enacts (with or without modification);

(C)	any subordinate legislation made (before or after signature of this Agreement) under any enactment, as re-enacted, amended, extended or applied as described in Clause 1.3(A) above, or under any enactment referred to in Clause 1.3(B) above; and

(D)	provided that no such enactment or subordinate legislation made after the date of this Agreement shall increase the liability of any party under this Agreement, and “enactment” includes any legislation in any jurisdiction.

1.4	The expressions “holding company” and “subsidiary” have the meaning given in the Companies Ordinance (Chapter 622) of the Laws of Hong Kong.

1.5	The index and headings in this Agreement do not affect its interpretation.

1.6	Unless the context otherwise requires, references to time of the day are to that time in Hong Kong.

1.7	All representations, warranties, covenants, agreements and obligations given or entered into by the Covenantors under this Agreement are given or entered into jointly and severally as between them.

1.8	Any certification or determination by the Investor of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

2.	INVESTMENT

2.1	Subject to the fulfillment (or waiver) of all the conditions precedent set out in Clause 3.1 and 3.2, at Closing, the Investor shall subscribe and pay for, and the Issuer shall issue to the Investor, the Note in an aggregate principal amount equal to the Principal Amount at the issue price of 100% of the Principal Amount.

3.	CONDITIONS PRECEDENT

3.1	The obligations of the Investor to proceed with Closing under Clause 5 are conditional on (unless waived by the Investor in accordance with Clause 3.4):

(A)	each of the Warranties shall be true, accurate, correct and not misleading, in each case, as of the date of this Agreement and the Closing Date, as though made on, or at, and as of such date or time, except, to the extent such Warranty is expressly made as of a specific date, in which case, such representation or warranty shall be true and correct as of such specific date only;

(B)	all necessary governmental, regulatory and corporate authorizations as well as third-party approvals and consents required to be obtained by the Covenantors having been obtained for the entering into of this Agreement and the performance of the obligations undertaken by them respectively hereunder and the transactions contemplated hereunder;

(C)	each of the Covenantors having performed in all material respects all of its obligations under the Transaction Documents to which it is a party required to be performed by it on or prior to Closing Date; and

(D)	no notice, order, judgment, action or proceeding of any court, arbiter, Governmental Authority, statutory or regulatory body having been served, issued or made which restrains, prohibits or makes unlawful any transaction contemplated by any of the Transaction Documents or which is likely to affect the right of the Investor to own the legal and beneficial title to the Note, free from Encumbrances, following the Closing.

3.2	The obligations of the Issuer to proceed with Closing under Clause 5 are conditional on (unless waived by the Investor in accordance with Clause 3.5):

(A)	each of the warranties made by the Investor in Clause 4.3 shall be true, accurate, correct and not misleading ;

(B)	all necessary governmental, regulatory and corporate authorizations as well as third-party approvals and consents required to be obtained by the Investor having been obtained for the entering into of this Agreement and the performance of the obligations undertaken by them respectively hereunder and the transactions contemplated hereunder;

(C)	the Investor having performed in all material respects all of its obligations under the Transaction Documents to which it is a party required to be performed by it on or prior to Closing Date; and

(D)	no notice, order, judgment, action or proceeding of any court, arbiter, Governmental Authority, statutory or regulatory body having been served, issued or made which restrains, prohibits or makes unlawful any transaction contemplated by any of the Transaction Documents.

3.3	Each of the Covenantors shall use its commercially reasonable endeavors to ensure fulfillment of the conditions set out in Clause 3.1 as soon as possible after the date of this Agreement but in any event no later than the Long-stop Date. The Investor shall use its commercially reasonable endeavors to ensure fulfillment of the conditions set out in Clause 3.2 as soon as possible after the date of this Agreement but in any event no later than the Long-stop Date.

3.4	The Investor may waive (to the extent legally permissible) all or any of the conditions in Clause 3.1 in whole or in part at any time by notice in writing to the Issuer prior to the Closing Date.

3.5	The Issuer may waive (to the extent legally permissible) all or any of the conditions in Clause 3.2 in whole or in part at any time by notice in writing to the Investor prior to the Closing Date.

3.6	If Closing shall not have occurred on or before the Long-stop Date, any Party may terminate this Agreement without liability to any other Party, provided that such right of termination shall not be available to a Party if the failure of the Closing to have been consummated on or before the Long-stop Date was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement, provided further that (a) the Surviving Provisions shall continue in force following the termination of this Agreement; and (b) the termination of this Agreement shall be without prejudice to the rights of any Party against any other Party for breach of this Agreement.

4.	WARRANTIES, INDEMNITIES AND UNDERTAKINGS

4.1	Each of the Covenantors hereby jointly and severally represents and warrants to the Investor that as at the date hereof and as of the Closing Date, the Warranties set out in Schedule 1 is true and accurate.

4.2	The Covenantors acknowledge that the Investor has entered into this Agreement in reliance upon the Warranties and have been induced by them to enter into this Agreement.

4.3	The Investor hereby represents and warrants to the Issuer that as at the date hereof and as at the Closing Date:

(A)	it is a company duly incorporated and validly existing under the laws of its incorporation;

(B)	it has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. All corporate or other action on the part of the Investor necessary for authorizing the execution and delivery of, and the performance by it of all its obligations under the Transaction Documents has been taken or will be taken prior to the Closing.

(C)	This Agreement has been, and each other Transaction Documents to which the Investor is a party, when executed and delivered will be, duly executed and delivered by the Investor and is a valid and binding obligation of the Investor enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles; and

(D)	the execution and delivery of each Transaction Document to which the Investor is a party does not and shall not conflict with or constitute a material default under or a material breach of any provision of:

(i)	any agreement or instrument to which the Investor is a party; or

(ii)	the constitutional and corporate documents of the Investor; or

(iii)	any order, judgement, decree, ordinance or regulation or any other restriction of any kind by which the Investor is bound.

5.	CLOSING

5.1	The Investor shall, subject to the fulfillment or waiver of all the conditions precedent set out in Clause 3.1, subscribe for and, the Issuer shall, subject to the fulfillment or waiver of all the conditions precedent set out in Clause 3.2, issue to the Investor or its designated Affiliate(s) (the “Investor Parties”) the Note in an aggregate principal amount equal to the Principal Amount at Closing.

5.2	Subject to the fulfillment (or as the case may be, waiver) of the conditions precedent as set out in Clause 3.1 and Clause 3.2, Closing shall take place remotely via exchange of signature pages electronically at 10:00 a.m. Hong Kong time on a Business Day that is on or prior to the tenth calendar day following the date of this Agreement or such other time and/or place or in such other manner as the Investor and the Issuer may agree (the date on which Closing occurs, the “Closing Date”).

5.3	At Closing, subject to compliance by the Investor with its obligations under Clause 5.4, the Issuer shall:

(A)	issue to the Investor the Note ; and

(B)	deliver to the Investor:

(a)	the Note Certificate in respect of the Note; and

(b)	a copy of the board resolutions of the Issuer approving the entering into and authorizing the execution and performance of each Transaction Document to which it is a party.

5.4	At Closing, subject to compliance by the Issuer with its obligations under Clause 5.3, the Investor shall pay to the Issuer or its designee an amount equal to the Principal Amount, by wire transfer of immediately available funds in US$ to the Joint Control Account;

5.5	Without prejudice to any other remedies available to any Party, if the provisions of Clause 5.3 or Clause 5.4 are not complied with in any respect by the relevant Party on Closing, each other Party may in its sole and absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the other Party:

(A)	defer Closing to such other date as it may specify in such notice, such deferred Closing Date to be no later than the date falling five (5) Business Days after the original Closing Date (and so that the provisions of this Clause 5.5 shall apply to Closing as so deferred);

(B)	waive all or any of the requirements contained or referred to in Clause 5.3 or Clause 5.4 (as the case may be) at its discretion (and without prejudice to its rights under this Agreement) and proceed to effect Closing so far as practicable; or

(C)	terminate this Agreement, in which case, this Agreement shall cease to be of any effect between the Parties except that the Surviving Provisions shall continue in force following the termination of this Agreement and the termination of this Agreement shall be without prejudice to the rights and obligations of the Parties accrued prior to such termination.

6.	UNDERTAKINGS AND COVENANTS

6.1	Undertakings: each of the Covenantors hereby undertakes to the Investor:

(A)	after the entire proceeds of the Notes (the “Proceeds”) are funded in accordance with this Agreement, such Covenantor shall cause the Proceeds solely for the purpose to fund the purchase of 3,564,257 Bona Shares (subject to adjustment to reflect the final per Bona Share merger consideration set forth in the Merger Agreement and compliance by the Investor of Section 6.8);

(B)	upon the Closing, the Issuer shall execute and deliver, and the Founder and Vantage shall procure the Issuer to execute and deliver, the Share Charge and each other document required to be executed and/or delivered by the Share Charge (in accordance with the terms thereof within 30 calendar days following the Closing); and

(C)	in the event that the Proceeds are funded in accordance with this Agreement and the Acquisition Closing has not occurred on or prior to the Long Stop Date, unless otherwise agreed by the Investor, the Investor shall, and the Founder and Vantage shall procure the Issuer to, take all actions necessary to promptly repay the entire Proceeds to the Investor within three Business Days after the Long Stop Date, it being understood that, notwithstanding the terms of this Agreement or the Note, the Issuer shall not be obligated to pay any interest on the Proceeds between the Closing Date and the date of such repayment. Following the repayment of the Proceeds to the Investor, this Agreement shall terminate and have no further force or effect.

6.2	Before the Note is fully redeemed and without the Investor’s prior written consent:

(A)	the Founder undertakes to remain as the sole shareholder of Vantage and not to Transfer an interest in any securities in Vantage, except as expressly contemplated under the Transaction Documents;

(B)	Vantage undertakes to remain as the sole shareholder of the Issuer and not to Transfer an interest in any securities in the Issuer except as expressly contemplated under the Transaction Documents;

(C)	before the Acquisition Closing, the Issuer undertakes not to Transfer an interest in any Bona Shares it holds or will hold without the Investor’s prior written consent, except (i) as expressly contemplated under the Transaction Documents, (ii) any Transfer the proceeds of which are used to repay the outstanding principal amount of the Note or any interest thereon; or (iii) any Transfer of Bona Shares or any interest in Bona Shares representing no more than 15% of the outstanding Bona Shares on a fully diluted basis as of the date hereof; and

(D)	after the Acquisition Closing, the Issuer undertakes not to Transfer an interest in any Holdco Shares it holds or will hold except (i) as expressly contemplated under the Transaction Documents, (ii) any Transfer the proceeds of which are used to repay the outstanding principal amount of the Note or any interest thereon, or (iii) any Transfer of Holdco Shares or any interest in Holdco Shares representing no more than 15% of the outstanding Holdco Shares on a fully diluted basis as of immediately following the Acquisition Closing.

6.3	After the Closing, each of the Covenantors will use their respective commercially reasonable efforts to cause the Investor Parties to become a party to the Consortium Agreement by entering into an amendment to the Consortium Agreement with other parties thereto on terms reasonably acceptable to the Investor and participate as an equity sponsor in the buyer consortium in the Acquisition Transaction such that the Investor Parties shall be entitled to acquire at least 2,916,212 Bona Shares at US$27.4 per each Bona Share (subject to adjustment to reflect the final per Bona Share merger consideration set forth in the Merger Agreement) (subject to the terms and conditions of the Consortium Agreement) as soon as practicable.

6.4	In the event that the Proceeds are funded in accordance with this Agreement, as soon as practicable after the Acquisition Closing, each of the Covenantors will use their respective commercial reasonable efforts to cause an individual designed by the Investor or its designated Affiliates to be appointed to the board of directors of the Holdco and the Surviving Company (as defined in the Consortium Agreement) if and only if the Investor Parties beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) an aggregate amount of share capital of Holdco representing at least 10% of the total outstanding share capital of Holdco immediately following the Acquisition Closing.

6.5	The Issuer shall pledge 3,564,257 Bona Shares under the Share Charge upon the Closing as contemplated herein free and clear of all Encumbrances (other than the Share Charge) to secure the Issuer’s obligations under the Note. Immediately prior to the closing of the Acquisition Transaction, the Investor shall procure the release of all of the Pledged Shares then pledged under the Share Charge, and the Investor and the Issuer shall enter into a share charge in respect of a corresponding number of Holdco Shares that is substantially similar to the Share Charge immediately after the closing of the Acquisition Transaction.

6.6	After the (a) termination of “variable interest entity” structure of Bona Film (as evidenced by the termination of each of the Exclusive Technology and Consulting Service Agreements, the Equity Pledge Agreements, Loan Agreement and the Voting Trust and Equity Purchase Option Agreement entered into between Bona New World Media Technology Co., Ltd., on the one hand, and certain affiliated consolidated entities of Bona Film, the shareholders thereof and/or the Founder, on the other hand), and (b) the redemption of all or a portion of the Note, the Investor shall procure the release of a number of Pledged Shares (expressed as a percentage of the total number of Pledged Shares pledged under the Share Charge immediately prior to such redemption) equal to the ratio between the principal amount of the Note so redeemed to the then outstanding principal amount of the Note. The Pledged Shares shall also be released in accordance with the Share Charge.

6.7	Immediately following the approval and authorization and duly execution of the Merger Agreement and the approval and authorization of the transactions contemplate thereunder by the shareholders of Bona Film, the Issuer and the Investor shall authorize and cause the release of the entire funds in the Joint Control Account as directed by the Issuer for purpose of funding the Acquisition Transaction.

6.8	In the event that (a) the final per Bona Share merger consideration set forth in the Merger Agreement exceeds US$27.4, promptly following the receipt of a written notice from the Issuer, the Investor shall cause its Affiliates to deposit, into the Joint Control Account an amount equal to the product of (i) such excess, and (ii) 3,564,257 and the Issuer shall issue a new note for the excess amount to such Affiliate(s) of the Investor; and (b) the final per Bona Share merger consideration set forth in the Merger Agreement is less than US$27.4, the Issuer and the Investor shall, promptly upon the execution of the Merger Agreement, take all actions to cause the release an amount from the Joint Control Account to a bank account designated by the Investor equal to the product of (i) the difference between US$27.4 and the final per Bona Share merger consideration set forth in the Merger Agreement, and (ii) 3,564,257.

6.9	Notwithstanding anything contained herein to the contrary, following the Acquisition Closing, Issuer undertakes not to Transfer an interest in any Holdco Shares it holds or will hold to any competitor of the ultimate parent company of the Investor or any Affiliate of such competitor, which may be specified by the Investor in writing from time to time, without the Investor’s prior written consent.

7.	GUARANTEE AND INDEMNITY

7.1	The Founder irrevocably and unconditionally:

(A)	guarantees to the Investor the punctual performance by the Covenantors of all their obligations under the Transaction Documents;

(B)	undertakes with the Investor that, whenever any Covenantor does not pay any amount when due under or in connection with any Transaction Document, he must immediately on demand by the Investor pay that amount as if he were the principal Covenantor; and

(C)	indemnifies as an independent and primary obligation the Investor immediately on demand against any cost, loss or liability suffered by it if any obligation guaranteed by him is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount that the Investor would otherwise have been entitled to recover.

7.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable and all other obligations to be performed by the Covenantors under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

7.3	If any discharge (whether in respect of the obligations of the Covenantors or any security for those obligations or otherwise), release or arrangement is made in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Founder under this Clause 6 shall continue or be reinstated as if the discharge, release or arrangement had not occurred. The Investor may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

7.4	The obligations of the Founder under this Clause 6 shall not be affected by any act, matter, omission or thing which, but for this provision, would reduce, release or prejudice any of his obligations under this Clause 6 (without limitation and whether or not known to it or the Investor). This includes:

(A)	any time, consent or waiver granted to, or composition with, any person;

(B)	any release of any person under the terms of any composition or arrangement;

(C)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(D)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(E)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(F)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Transaction Document or any other document or security;

(G)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Transaction Document or any other document or security; or

(H)	any insolvency or similar proceedings.

7.5	The Founder waives any right he may have of first requiring the Investor (or any trustee or agent on its respective behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Investor under this Clause 6. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

7.6	Until all amounts which may be or become payable by the Covenantors under the Transaction Documents have been irrevocably paid in full, the Investor (or any trustee or agent on its respective behalf) may without affecting the liability of the Founder under this Clause 6:

(A)	refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf) in respect of those amounts; or

(B)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(C)	hold in an interest-bearing suspense account any moneys received from the Founder or on account of the Founder’s liability under this Clause.

7.7	Unless:

(A)	all obligations of the Covenantors under the Transaction Documents have been fully performed; or

(B)	the Investor otherwise directs or consents,

the Founder shall not:

(a)	take the benefit (in whole or in part whether by way of subrogation or otherwise) of any rights, security or moneys held, received or receivable by the Investor (or any trustee or agent on its behalf);

(b)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Founder’s liability under this Clause 6;

(c)	bring legal or other proceedings for an order requiring any Covenantor to make any payment or perform any obligation, in respect of which the Founder has given a guarantee, undertaking or indemnity;

(d)	claim, rank, prove or vote as a creditor of the Issuer or its estate in competition with any Investor (or any trustee or agent on its behalf); or

(e)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Covenantor, or exercise any right of set-off as against any Covenantor.

The Founder shall hold on trust for and immediately pay or transfer for the Investor any payment or distribution or benefit of security received by it contrary to this Clause 7.7 or in accordance with any directions given by the Investor under this Clause 7.7.

7.8	This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Investor.

7.9	Indemnity

(A)	Each of the Covenantors hereby agrees to severally and jointly, indemnify and hold harmless the Investor Parties and their officers, directors, employees, agents, representatives and attorneys (the “Covenantor Indemnified Persons”, each a “Covenantor Indemnified Person”) against any and all damages, losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses incurred by each such Covenantor Indemnified Person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such Covenantor Indemnified Person or whether incurred by such Covenantor Indemnified Person in any action or proceeding) (collectively, “Losses”) incurred or suffered by each Covenantor Indemnified Person, insofar as such Losses arise out of or are based upon any breach by such Covenantor of any representation and warranty made by such Covenantor contained in this Agreement or any breach or non-fulfillment of any undertaking, covenant or obligation to be performed by such Covenantor under this Agreement.

(B)	The Investor hereby agrees to indemnify and hold harmless each of the Covenantors and their officers, directors, employees, agents, representatives and attorneys (the “Investor Indemnified Persons”, each a “Investor Indemnified Person”) against any and all Losses incurred or suffered by each Investor Indemnified Person, insofar as such Losses arise out of or are based upon any breach by the Investor of any representation and warranty made by the Investor contained in this Agreement or any breach or non-fulfillment of any undertaking, covenant or obligation to be performed by the Investor under this Agreement.

8.	CONFIDENTIALITY AND NON-DISCLOSURE

8.1	The terms and conditions of this Agreement, including its exhibits, annexes and schedules (collectively, the “Confidential Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations hereunder.

8.2	Notwithstanding the foregoing, any Party may disclose the existence of this Agreement or any of the Confidential Terms as required by law, rule, regulation (including rules of applicable stock exchange) or as ordered to do so by a court of competent jurisdiction (including, without limitation, the disclosure of the Confidential Terms in, and the filing of the Transaction Documents as exhibits to, a schedule 13D or 13E3 or amended schedule 13D or 13E3 with the Securities and Exchange Commission of the United States), any litigation, arbitration, administrative or other investigations, proceedings or disputes or to its Affiliates, employees, investment bankers, lenders, partners, accountants and attorneys and other professional advisers, in each case only where such persons or entities are under appropriate non-disclosure obligations. Without limiting the generality of the foregoing, any Party (other than the Investor) may disclose the Confidential Terms upon obtaining the written approval of the Investor and the Investor may disclose the Confidential Terms upon obtaining the written approval of the Issuer.

9.	ASSIGNMENT

9.1	The Investor may not assign or transfer the benefits, rights and obligations under this Agreement to any third party without the prior written approval of the Issuer, provided that at any time the Investor shall be entitled to assign or transfer the benefits, rights and obligations under this Agreement to any of its Affiliates without prior written approval of the Issuer in connection with a Transfer of the Note to any of its Affiliates in accordance with the terms thereof, provided further, that no assignment or transfer hereunder shall be made by the Investor to a Competitor or any Affiliate of a Competitor without prior written consent of the Issuer. In connection with any transfer by the Investor, unless the transferee is already a party to this Agreement, the Investor shall procure the transferee to execute the Deed of Adherence to agree to be bound by all of the terms of this Agreement and each other Transaction Document applicable to the Investor and all terms of the each Transaction Document applicable to a holder of any Note.

9.2	No Covenantor shall assign or transfer the benefits, rights and obligations under this Agreement without the prior written consent of the Investor.

10.	GENERAL

10.1	The provisions contained in each Clause shall be enforceable independently of each of the others and their validity shall not be affected if any of the others is invalid; if any provision is void but would be valid if some part of it were deleted, the provision shall apply with such modification as may be necessary to make it valid.

10.2	This Agreement may be executed (including by facsimile signatures) in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party may enter into this Agreement by executing a counterpart.

10.3	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor constitute any Party the agent of any other Party for any purpose.

10.4	Where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by two or more of the Parties they shall be jointly and severally responsible in respect of it.

10.5	No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under the Transaction Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. Subject to other provisions in the Transaction Documents, the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.	NOTICES

11.1	Any notice or other communication to be given under this Agreement shall be in writing and may be delivered in person, or sent by prepaid mail (or airmail if sent to another country) or facsimile to the relevant party at its address appearing in this Agreement as follows:

(A)	in the case of the Covenantors at:

	Address	:	18/F Tower 1, U-town Office Building, No.1 San Feng Bei Li, Chaoyang District, Beijing 100020, China
	Fax	:	+86-10-5631-0828
	Attention	:	Zou Menglei

(B)	in the case of the Investor at:

	Address	:	37/F, Yin Tai Centre, Office Tower, No.2 Jiangguomenwai Avenue, Chaoyang District, Beijing 100022, China
	Fax	:	+86-10-6563 4201
	Attention	:	Geng Ke

or at such other address or facsimile number as it may notify to the other parties under this Clause.

11.2	Unless there is evidence that it was received earlier, a notice or communication is deemed given if:

(A)	delivered in person, when left at the address referred to in Clause 11.1;

(B)	sent by prepaid registered post or courier, three (3) Business Days (or five (5) Business Days if sent by airmail) after posting it; and

(C)	sent by facsimile, when confirmation of its transmission has been recorded by the sender’s fax machine.

12.	TAXES AND COSTS

12.1	Each Party shall be responsible for the payment of its own taxes of any nature that is required by any applicable law, rule or regulation to be paid by it arising out of the transactions contemplates by the Transaction Documents. The Issuer will reimburse the Investor or its Affiliate(s) to the extent that any of the payments by the Issuer to the Investor under the Transactions Documents are subject to any withholding taxes, stamp duties, transfer taxes or other tax liabilities.

12.2	Each Party shall bear its own costs and expenses in relation to the preparation, negotiation and execution of this Agreement and all ancillary matters.

13.	WHOLE AGREEMENT

13.1	This Agreement and the Transaction Documents contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the Parties relating to these transactions.

13.2	Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in it) made by or on behalf of any other Party before the signature of this Agreement. Each Party waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this Clause shall limit or exclude any liability for fraud.

14.	FURTHER ASSURANCE

Each Party agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as one of the other Parties may reasonably require to implement and/or give effect to this Agreement and the matters contemplated by this Agreement.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

15.1	This Agreement (including this dispute resolution clause) is governed by and shall be construed in all respects in accordance with the laws of Hong Kong without regard to conflict of law principles that would result in the application of any law other than the laws of Hong Kong.

15.2	Any dispute, controversy or, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, including or the existence, validity, interpretation, performance, breach or termination thereof, breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision) including and any dispute regarding non-contractual obligations arising out of or relating to it (the “Dispute”) shall first be attempted to be resolved through discussions and consultations between the parties in good faith for a period of thirty (30) days after written notice has been sent by registered mail by any Party to the other Party (the “Consultation Period”).

15.3	If the Dispute remains unresolved upon expiration of the Consultation Period, any Party may in its sole discretion elect to submit the matter to arbitration with notice to any other Party or Parties (the “Arbitration Notice”). The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Clause 15, including the provisions concerning the appointment of arbitrators, the provisions of this Clause 15 shall prevail. The place of arbitration shall be in Hong Kong and there shall be one (1) arbitrator. The arbitration proceedings shall be conducted in Chinese.

15.4	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

16.	SPECIFIC PERFORMANCE

16.1	The Parties agree and acknowledge that a Party with rights under this Agreement may be irreparably harmed by any breach of its terms and that damages alone may not necessarily be an adequate remedy. Accordingly, a Party bringing a claim under this Agreement will be entitled to seek the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of its terms, and no proof of special damages will be necessary to enforce this Agreement.

17.	Amendment of Investment Agreement

17.1	Each Party agrees that Section 6.3(C) of the Investment Agreement, dated as of October 19, 2015 by and among the Parties shall be amended and restated as follows:

“before the Acquisition Closing, the Issuer undertakes not to Transfer an interest in any Bona Shares it holds or will hold without the Investor’s prior written consent, except (i) as expressly contemplated under the Transaction Documents, (ii) any Transfer the proceeds of which are used to repay the outstanding principal amount of the Note or any interest thereon; or (iii) any Transfer of Bona Shares or any interest in Bona Shares representing no more than 15% of the outstanding Bona Shares on a fully diluted basis as of the date hereof”.

17.2	Each Party agrees that Section 8.5 of the Terms and Conditions of the Loan Note (as defined in the Investment Agreement) and Section 9.5 of the Terms and Conditions of the Exchangeable Note (as defined in the Investment Agreement) shall each be amended and restated as follows:

“before the Acquisition Closing, the Issuer undertakes not to Transfer an interest in any Bona Shares it holds or will hold without the Investor’s prior written consent, except (i) as expressly contemplated under the Transaction Documents, (ii) any Transfer the proceeds of which are used to repay the outstanding principal amount of this Note or any interest thereon; or (iii) any Transfer of Bona Shares or any interest in Bona Shares representing no more than 15% of the outstanding Bona Shares on a fully diluted basis as of the date hereof.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

(Signatures appear on the following pages)

EXECUTION PAGE

The Issuer

SIGNED by Dong Yu	)
)
for and on behalf of	)
SKILLGREAT LIMITED	)
)
)

Vantage

SIGNED by Dong Yu	)
)
for and on behalf of	)
VANTAGE GLOBAL HOLDINGS LTD	)
)
)

The Founder /s/ Dong Yu

SIGNED, SEALED AND DELIVERED	)
by YU DONG (于冬))
)

The Investor

SIGNED by Yao SUN	)
)
for and on behalf of	)
URANUS CONNECTION LIMITED	)

SCHEDULE 1

WARRANTIES

1.	Capacity

1.1	Each Covenantor has the requisite power and authority to enter into and to perform each Transaction Document to which it is a party. All corporate or other action on the part of each Covenantor necessary for authorizing the execution and delivery of, and the performance by it/him of all its or his obligations under the Transaction Documents has been taken or will be taken prior to the Closing.

1.2	This Agreement has been, and each other Transaction Documents when executed and delivered will be, duly executed and delivered by each of the Covenantors who is a party to such Transaction Document and is a valid and binding obligation of such Covenantor enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

1.3	The obligations of each Covenantor under the Transaction Documents to which it is a party rank and shall rank at least pari passu with all its/his other unsubordinated, senior, direct, unconditional, secured and guaranteed obligations, except for obligations mandatorily preferred by law applying to companies or individually generally. The Note shall at all times remain direct and first-priority secured and guaranteed obligations of the Issuer ranking pari passu as against the assets of the Issuer without any preference among themselves and senior in right and priority of payment to all other present and future secured and guaranteed indebtedness (actual or contingent) of the Issuer (except as otherwise required by law).

1.4	Compliance with the terms of each Transaction Document does not and shall not conflict with or constitute a default under or a breach of any provision of:

(a)	any agreement or instrument to which any Covenantor is a party; or

(b)	the constitutional and corporate documents of any Covenantor; or

(c)	any order, judgement, decree, ordinance or regulation or any other restriction of any kind by which any Covenantor is bound.

2.	Ownership of the Shares

2.1	Immediately prior to the Closing, the Founder is the legal and beneficial owner of 100% of the issued share capital of the Issuer free from all Encumbrance. The Bona Shares charged under the Share Charge will be free from all Encumbrance except Encumbrance created under the Transaction Documents.

3.	Founder

3.1	The Founder is able to pay his debts when they fall due.

3.2	The Founder is of full age and of sound mind and has full capacity to enter into and perform his obligations under this Agreement and other Transaction Documents to which he is a party.

4.	Others

SCHEDULE 2

FORM OF NOTE CERTIFICATE AND CONDITIONS

SCHEDULE 3

FORM OF SHARE CHARGE

EXHIBIT 1

DEED OF ADHERENCE

DEED OF ADHERENCE made on the [●] day of, [●]

BETWEEN:

(1)	SKILLGREAT LIMITED, a company incorporated with limited liability under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Issuer”); and

(2)	[Name of transferee], [a company incorporated in [●] with its registered office at [●]] (the “Transferee”).

RECITALS:

(A)	On the [●] day of [●], the Issuer, the Investor and the Founder entered into an Loan Agreement (the “Loan Agreement”) to which a form of this Deed is attached as Exhibit 1.

(B)	The Transferee wishes to [be allotted/have transferred to him/her/it] the Note from the Investor and in accordance with the Investment Agreement has agreed to enter into this Deed.

(C) The Issuer enters into this Deed on behalf of itself and as agent for the Founder.

NOW THIS DEED WITNESSES as follows:

1.	In this Deed, except as the context may otherwise require, all words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

2.	The Transferee confirms that it has been supplied with a copy of the Loan Agreement and each other Transaction Document and hereby covenants with the Issuer (for itself and as agent for the other parties to the Loan Agreement) to observe, perform and be bound by all the terms and conditions of the Loan Agreement and each other Transaction Document which are capable of applying to the Investor or a holder of any Note to the intent and effect that the Transferee shall be deemed as and with effect from the date hereof to be a party to the Loan Agreement and to be the “Investor” (as defined in the Loan Agreement) and to be a “Noteholder” (as defined in the Note Conditions).

3.	The Issuer undertakes to the Transferee to observe and perform all the provisions and obligations of the Loan Agreement applicable to or binding on it under the Loan Agreement and acknowledge that the Transferee shall be entitled to the rights and benefits of the Loan Agreement as if the Transferee were named in the Loan Agreement with effect from the date of this Deed.

4.	The address and facsimile number at which notices are to be served on the Transferee under the Transaction Documents and the person for whose attention notices are to be addressed are as follows:

To the attention of:	[ ]
Address:	[ ]
Fax:	[ ]

5.	Words and expression defined in the Loan Agreement shall have the same meaning in this Deed.

6.	This Deed of Adherence is governed by and shall be construed in all respects in accordance with the laws of Hong Kong. Clause 15 of the Loan Agreement shall apply to this deed of adherence, mutatis mutandis.

IN WITNESS WHEREOF, this Deed of Adherence has been executed as a deed on the date first above written.

THE ISSUER

SIGNED SEALED AND DELIVERED	)
as a DEED in the name of	)
SKILLGREAT LIMITED	)
by its duly authorized representative [●]	)
in the presence of:	)

THE TRANSFEREE

[NAME OF TRANSFEREE]	)
SIGNED SEALED AND DELIVERED	)
as a DEED in the name of	)
[Transferee]	)
by its duly authorized representative [●]	)
in the presence of:	)